Exhibit 99.2
Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Dan Kubera
Director - Media Relations and Corporate Communications
Phone:	(847) 735-4617

BRUNSWICK CORPORATION ELECTS
CAMMIE W. DUNAWAY TO BOARD OF DIRECTORS

LAKE FOREST, Ill. Oct. 25, 2006 - Brunswick Corporation (NYSE: BC) announced today that Cammie W. Dunaway, chief marketing officer of Yahoo!, has been elected to Brunswick’s board of directors, effective immediately. Dunaway’s election brings the number of board members to 12, ten of whom are independent directors.
A seasoned executive with more than 20 years experience, Dunaway, 44, joined Yahoo! in 2003. She is responsible for leading Yahoo!’s worldwide branding efforts as well as driving the company’s product marketing initiatives. Dunaway’s work at Yahoo!, including the company’s ten year anniversary campaign in 2005, has won numerous awards. Yahoo! was just named marketer of the year by the Direct Marketing Association and Advertising Age recently named Dunaway as one of its 100 Top Marketers, citing her work in bringing widespread industry recognition to Yahoo!. Prior to joining Yahoo!, Dunaway spent 13 years with Frito-Lay, a part of PepsiCo, supervising prominent brands such as Doritos, Cheetos and Ruffles. She holds a B.S. in business administration from the University of Richmond in Virginia and an MBA from Harvard Business School, Cambridge, Mass.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com